UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PFSweb, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PFSweb, Inc.
500 North Central Expressway
Suite 500
Plano, Texas 75074
Dear Stockholder:
          You are cordially invited to attend the Annual Meeting of Stockholders of PFSweb, Inc. (the “Company”), which will be held at TPC Craig Ranch, McKinney, Texas, on Friday, June 13, 2008 at 10:00 a.m. (local time).
          At the Annual Meeting, stockholders will be asked to (i) elect two directors, (ii) approve an amendment to the Company’s Certificate of Incorporation to authorize a reverse stock split and (iii) ratify the appointment of Grant Thornton LLP as the Company’s independent auditors. Information about these matters is contained in the attached Proxy Statement.
          It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. To ensure your representation at the Annual Meeting, you are urged to complete, date, sign and return the enclosed proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. In addition, to ensure your representation at the Annual Meeting, you may vote your shares by (a) calling the toll free telephone number indicated on the proxy card or (b) accessing the special web site indicated on the proxy card, each as more fully explained in the telephone and internet voting instructions. If you attend the Annual Meeting, you may vote in person even if you have previously returned a proxy card. Please note that if you hold your shares of our common stock through your broker, you will not be able to vote in person at the meeting.
          I sincerely hope you will be able to attend the Annual Meeting, and I look forward to seeing you on June 13, 2008.
Sincerely,
Mark C. Layton
Chairman, President and Chief Executive Officer
May __, 2008

PFSweb, Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 13, 2008
          The Annual Meeting of Stockholders of PFSweb, Inc. (the “Company”) will be held on Friday, June 13, 2008 at 10:00 a.m. at TPC Craig Ranch, McKinney, Texas, for the following purposes:
1.	To elect two Class III directors;

2.	To amend our Amended and Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock by a ratio of no change to up to one-for-six and grant our Board the discretionary authority to determine the exact ratio within that range;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
          The Board of Directors has fixed the close of business on April 16, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each stockholder, even though he or she may presently intend to attend the Annual Meeting, is requested to execute and date the enclosed proxy card and return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw his or her proxy card and vote in person on each matter properly brought before the Annual Meeting.
          Please sign, date and mail the enclosed proxy in the enclosed envelope promptly, so that your shares of stock may be represented at the meeting.
By Order of the Board of Directors
Cindy Almond
Secretary
Plano, Texas
May ___, 2008

PROXY STATEMENT
ITEM NO. 1 NOMINEES FOR THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
2007 GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END
2007 DIRECTOR COMPENSATION
PERFORMANCE GRAPH
ITEM 2 AUTHORIZATION OF REVERSE STOCK SPLIT
ITEM 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
GENERAL INFORMATION
OTHER MATTERS

PFSweb, Inc.
500 North Central Expressway, Suite 500
Plano, Texas 75074
(972) 881-2900
PROXY STATEMENT
          We are furnishing this Proxy Statement in connection with the solicitation of proxies on behalf of the Board of Directors of PFSweb, Inc. (“PFSweb,” the “Company,” “we,” “us,” or “our”) to be voted at the Annual Meeting of Stockholders to be held at TPC Craig Ranch, McKinney, Texas, on Friday, June 13, 2008, at 10:00 a.m. and at any and all adjournments thereof. This Proxy Statement, the Notice of Annual Meeting, the accompanying Proxy and the Annual Report to Stockholders are first being mailed to stockholders on or about May ___, 2008.
VOTING PROCEDURES
          Your vote is very important. You can vote the shares of PFSweb common stock that are held directly in your name and not through your brokerage account at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to our Secretary, by submitting a proxy bearing a later date or by appearing in person and casting a ballot at the Annual Meeting. If we receive a properly executed proxy before voting at the Annual Meeting is closed, the persons named as the Proxy on the proxy card will vote the proxy in accordance with the directions provided on that card. If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board. If you wish to give a proxy to someone other than the persons named on the proxy card, you should cross out the names contained on the proxy card and insert the name(s) of the person(s) who hold(s) your proxy. Please note that the person(s) to whom you give your proxy must be present in person at the Annual Meeting to vote your shares.
Who can vote?
          Stockholders of record as of the close of business on April 16, 2008, are entitled to vote at the Annual Meeting. On that date, 46,579,564 shares of our common stock, excluding 86,300 shares of common stock in treasury, were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. The closing sale price of the common stock as reported on the NASDAQ Capital Market on the record date was $0.98 per share.
How do I vote?
          You can vote in person at the Annual Meeting. Alternatively, a stockholder who holds shares of our common stock of record and not in “street name” may vote shares by giving a proxy via mail, telephone or the Internet. To vote your proxy by mail, indicate your voting choices, sign and date your Proxy and return it in the postage-paid envelope provided. You may vote by telephone or the Internet by following the instructions on your Proxy. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy via the mail.
          If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Proxy Statement, the Notice of Annual Meeting, the accompanying Proxy and the Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.
          All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What shares are represented by the Proxy?
          The Proxy that we are delivering represents all the shares registered in your name with our transfer agent, BNY Mellon Shareowner Services. The proxy that is delivered by your broker, bank or other nominee represents the shares held by you in an account at that institution.
How are votes counted?
          If you return a signed and dated Proxy but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board. A valid Proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at our Annual Meeting. If you indicate on your Proxy that you wish to “abstain” from voting on an item, your shares will not be voted on that item. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against any nominee for Director or any other proposal, but will be counted to determine whether there is a quorum present. There is no right to cumulative voting.
What vote is required?
          In order to have a quorum present at the Annual Meeting, a majority of our shares of common stock that are outstanding and entitled to vote at the Annual Meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.
          The Directors must be elected by a plurality of the votes cast.
          The proposal to grant to the Board of Directors discretionary authority to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split by a ratio of no change to up to one-for-six requires the affirmative vote of a majority of the outstanding shares of the PFSweb common stock.
          All of the other proposals require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. Abstentions are counted for quorum purposes, but in effect count as negative votes because they are shares represented by proxy that are not voted in the affirmative. Broker non-votes are not shares represented by proxy and are not counted as part of the vote total and have no effect on the outcome.
What is the recommendation of the Board of Directors?
          The Board of Directors recommends that stockholders vote (i) FOR the nominees of the Board of Directors (Item No. 1), (ii) FOR the granting of discretionary authority to the Board of Directors to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock by a ratio of no change up to one-for-six and to determine the exact ratio within that range (Item No. 2), (iii) FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008 (Item No. 3). If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board.
Who will tabulate the vote?
          Our transfer agent, BNY Mellon Shareholder Services, will tally the vote, which will be certified by an inspector of election who is a PFSweb employee.
Who will bear the expenses of our solicitation? How will we solicit votes?
          We will bear our own cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited by our directors and officers by personal interview, telephone, telegram, facsimile or e-mail. Our directors and officers will not receive additional compensation for this solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with these activities. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock held of record by these people or institutions, in which case we will reimburse these brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with these forwarding activities. We may retain BNY Mellon Shareowner Services, LLC to assist in the solicitation of proxies for an estimated fee of $10,000 plus reimbursement of expenses.
Are there appraisal rights?
          Stockholders have no dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Annual Meeting.
ITEM NO. 1
NOMINEES FOR THE BOARD OF DIRECTORS
          The Board of Directors is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of the current Class I directors expires at the 2009 Annual Meeting; the term of the current Class II director expires at the 2010 Annual Meeting; and the term of the current Class III directors expires at the 2008 Annual Meeting. The Board presently consists of five members, two Class I directors, one Class II director and two Class III directors. The nominees to serve as Class III directors who have been nominated and recommended by the Board of Directors are Mark C. Layton and Timothy M. Murray. If elected, Messrs. Layton and Murray are expected to serve until the Company’s 2011 annual meeting and until their respective successors are elected and qualified. The shares represented by proxies in the accompanying form will be voted for the election of the nominees unless authority to so vote is withheld. The Board of Directors has no reason to believe that such nominees will not serve if elected, but if any one or more of them should become unavailable to serve as a director, and if the Board designates a substitute nominee or nominees, the person named as proxies will vote for the substitute nominee(s) designated by the Board.
          The following information, which has been provided by the individuals named, sets forth for each member of the Board of Directors, such person’s name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which such person has served as a director of the Company.
Class I Directors
          David I. Beatson, age 60, has served as a non-employee Director since November 2000. Mr. Beatson is Chief Executive Officer of Globalware Solutions (“GWS”), a global supply chain management solution provider with facilities in North America, Asia and Europe. GWS provides comprehensive state-of-the-art physical and digital supply chain solutions that enable clients to increase return on investment and improve time-to-market. Mr. Beatson is a recognized leader in the field of transportation, logistics and supply chain management having served as Chairman and CEO of several leading companies in the industry. From July 2003 to April 2005, Mr. Beatson served as Regional CEO North America and Member of the Executive Board of Panalpina, Inc., a leading provider of intercontinental airfreight and sea freight forwarding and transportation, specializing in global integrated logistics and comprehensive supply chain management solutions. From June 2000 to July 2001, Mr. Beatson served as president, CEO and Chairman of Supply Links, Inc., an Internet-based business-to-business global supply chain network that links customers to multiple transportation modes and service providers through a single platform. From July 1998 to June 2000, Mr. Beatson served as chairman, president and CEO of Circle International Group, Inc., a global transportation and logistics company. From 1991 to June 1994, Mr. Beatson served as vice-president of sales and marketing and then from June 1994 until July 1998 as president and CEO of Emery Worldwide, a global transportation and logistics company. Prior to 1991, Mr. Beatson held several management positions in the logistics and transportation industry, including American Airlines and CF Airfreight. Mr. Beatson also currently serves as an industry representative member of the Executive Advisory Committee to the National Industrial Transportation League, to which the Air Freight Association elected him in 1995. He also serves on several industry boards including the Council of Supply Chain Management Professionals.
          James F. Reilly, age 49, has served as a non-employee Director of the Company since its inception in 1999. Mr. Reilly has been an investment banker since 1983 and is currently a Senior Advisor to Needham & Company, LLC, a nationally recognized investment banking and asset management firm focused primarily on serving emerging growth industries and their investors. He has been with Needham & Company, LLC, since January 2004 serving in various capacities including Head of West Coast Investment Banking. Previously he was a Managing Director of J.P. Morgan Securities, Inc., an investment banking firm, and a Managing Director in the Technology Group of Warburg Dillon Read, the global investment banking division of UBS AG. From 1983 to 1999, Mr. Reilly was associated with Warburg Dillon Read or one of its predecessor companies and specialized in corporate finance advisory work for a broad range of technology companies.
Class II Director
          Dr. Neil W. Jacobs, age 73, has served as a non-employee Director of the Company since July 2000. Dr. Jacobs is a technology industry veteran and Emeritus Professor of Management, at the W. A. Franke College of Business (“FCB”) at Northern Arizona University (“NAU”). In May 2007 he was elected to the FCB Faculty Hall of Fame. Dr. Jacobs’ academic areas of interest included strategic management and the role of information technology in support of strategy and operations. From 1996 to 1999, Dr. Jacobs served as associate dean of the College of Business Administration at NAU. Prior to his academic career, he served as an officer in the United States Air Force and held management positions in manufacturing, materials management, and information technology at IBM and Memorex.
Nominees for Class III Directors
          Timothy M. Murray, age 55, has served as a non-employee Director of the Company since its inception in 1999. Mr. Murray is a partner of Chicago Growth Partners (a private equity firm) and is a managing director of several private equity funds related to William Blair Capital Partners (a private equity firm). From 1979 to 2004, Mr. Murray was employed at William Blair & Company (an investment banking firm) and was a Principal of that firm from 1984 to 2004. Mr. Murray is a director of several privately held corporations.
          Mark C. Layton, age 48, has served as Chairman of the Board, President and Chief Executive Officer of PFSweb since its inception in 1999. Mr. Layton previously held the following positions with Daisytek International Corporation (“Daisytek”), a leading global distributor of consumable computer supplies and office products and the former parent corporation of the Company: Chairman of the Board from September 1999 to October 2000; President, Chief Executive Officer and Chief Operating Officer from April 1997 to February 2000; Director from 1988 to October 2000; President, Chief Operating Officer and Chief Financial Officer from 1993 to April 1997; Executive Vice President from 1990 to 1993; and Vice President — Operations from 1988 to 1990. Prior to joining Daisytek, Mr. Layton served as a management consultant with Arthur Andersen & Co., S.C. for six years through 1988 specializing in wholesale and retail distribution and technology.
Executive Officers and Officers
          In addition to the individuals named above, the following are the names, ages and positions of the other executive officers and officers of the Company:
Executive Officers
          Steven S. Graham, age 56, has served as Executive Vice President of the Company since inception in 1999. Mr. Graham is currently Chief Solutions Officer and prior to 2007, served as Chief Technology Officer of the Company from its inception in 1999. Mr. Graham previously served as Senior Vice President of Information Technologies and Chief Information Officer of Daisytek, a position he held from 1996 to 2000. Prior to joining Daisytek, Mr. Graham was employed as Vice President of Technology by Ingram Micro, a major technology distributor. Mr. Graham has over 34 years of experience in the information-technology and outsourcing fields.
          Thomas J. Madden, age 46, has served as Executive Vice President, Chief Financial and Accounting Officer of the Company since its inception in 1999. Mr. Madden previously served as Chief Financial Officer of Daisytek from 1997 to 2000, as Vice President — Finance, Treasurer and as Chief Accounting Officer of Daisytek from 1994 to 2000 and as Controller of Daisytek from 1992 to 1994. From 1983 to 1992, Mr. Madden served in various capacities with Arthur Andersen & Co., S.C., including financial consulting and audit manager.
          Michael C. Willoughby, age 44, has served as President of Priority Fulfillment Services, a subsidiary of the Company, since February 2006. He also serves as Executive Vice President and Chief Information Officer of the company, positions he has held since October 2001. From 1999 to 2001, Mr. Willoughby served the Company as Vice President of E-Commerce. Prior to joining the Company, Mr. Willoughby served as President and Chief Executive Officer of Design Technologies, Inc., an e-commerce software development firm from 1994 to 1999. Prior to founding Design Technologies, Inc., Mr. Willoughby served as President and Chief Executive Officer of Integration Services, Inc., an IT consulting services company.
          Cynthia D. Almond, age 40, has served as Vice President — Client Services of the Company since March 2001 and as Secretary of the Company since 2007. From 1999 to 2001, Ms. Almond served as Director of Account Management. From 1991 to 1999, Ms. Almond served in various marketing, product management and sales capacities for Daisytek.
          Harvey H. Achatz, age 67, has served as Executive Vice President — Administration of the Company since its inception in 1999. Mr. Achatz also served as Secretary of the Company until 2007. Mr. Achatz previously served as Vice President — Administration and Secretary of Daisytek from 1993 and 1984 to 2000, respectively, as Vice President — Finance from 1985 to 1993, as Controller from 1981 to 1985 and as a Director from 1984 to 1990.
Officers
          Scott R. Talley, age 43, has served as Vice President — International Distribution for the Company since its inception in 1999. Mr. Talley previously served in various capacities for Daisytek since 1991, most recently as Vice President — Distribution. Mr. Talley received a Bachelor of Business Administration degree from the University of North Texas and a Master’s of Business Administration degree from New York Institute of Technology.
          Bruce E. McClung, age 70, has served as Vice President — Sales of the Company since October 2001. From 1999 to 2001, Mr. McClung served in various marketing and sales capacities for the Company. From 1995 to 1998, Mr. McClung served in various capacities for Daisytek. Mr. McClung has spent more than 25 years in sales, marketing and management roles in systems and solutions organizations, including Daisytek, IBM, Boeing and Perdata.
          David B. Reese, age 45, has served as Vice President — Business Solutions of the Company since November 2004. From 2000 to 2004, Mr. Reese served as Director of Implementation Services for the Company. Mr. Reese was Director of European Operations from January 1999 to May 2000. From 1995 to 1998, Mr. Reese served in various capacities for Daisytek. Previously Mr. Reese was Vice President of Operations for a 3PL company and operated several intermodel and distribution facilities.
          Gibson T. Dawson, age 42, has served as Vice President — Corporate Controller of the Company since May 2007. From 1998 to 2007, Mr. Dawson served as Corporate Controller for PFSweb. Prior to joining the Company, Mr. Dawson was controller for a recorded-music distribution company and prior to that spent more than 8 years with KPMG LLP in the assurance services practice.
     Meetings and Committees of the Board
          The Board of Directors met a total of seven times during the calendar year ended December 31, 2007. The Board of Directors has determined that, other than Mr. Layton, each director is independent within the meaning of applicable Securities and Exchange Commission (“SEC”) rules and NASD listing standards. The independent directors are able to and generally meet in executive session without the Company’s management at each regularly scheduled Board meeting.
          The Board of Directors does not have a policy regarding director attendance at the annual meeting of stockholders, and no director attended the 2007 annual meeting other than Mr. Layton.
          The Board of Directors currently has standing Nominating, Audit, Compensation, and Stock Option Committees.
          The Nominating Committee is responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors. The Committee will consider candidates at the recommendation of existing Board members, Company management, search firms or other consultants, or stockholders. Stockholders wishing to recommend director candidates to the Board may do so by writing to the Committee in care of the Corporate Secretary at the Company’s executive office, 500 North Central Expressway, Plano, TX 75074. At a minimum, director candidates should have demonstrated achievement in their particular field of endeavor, significant business or other management experience that would be of value to the Company, integrity and high ethical standards, good communication and leadership skills, and the ability and willingness to commit adequate time and attention to carry out their Board duties effectively. The Committee will evaluate candidates through background and reference checks, interviews and an analysis of each candidate’s qualifications and attributes in light of the current composition of the Board and the Company’s leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates’ qualifications, handling background and reference checks, and making initial contacts with potential candidates. The members of the Nominating Committee are Timothy M. Murray and Dr. Neil W. Jacobs, each of whom has been determined to be independent as discussed above. The Nominating Committee has adopted a charter which is available on the Company’s website at www.pfsweb.com (the contents of the website are not incorporated in this Proxy Statement by reference). The Nominating Committee met one time during the calendar year ended December 31, 2007.
          The Audit Committee is established for the purpose of overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee is established to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to its shareholders. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor employed by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Company’s auditors report directly to the Audit Committee.
          The Audit Committee is comprised of three directors, Mr. Reilly, Mr. Beatson and Dr. Jacobs, each of whom has been determined by the Board of Directors to be independent as discussed above, and is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Board of Directors has determined that, based on his relevant experience as described above, Mr. Reilly is qualified as the audit committee financial expert within the meaning of applicable SEC regulations and has the requisite financial sophistication required by the NASD listing standards. The Audit Committee met a total of six times during calendar year 2007. The Committee has adopted a written amended and restated audit committee charter setting out the audit-related functions of the Audit Committee, and the Committee reviews and reassesses the adequacy of the charter on an annual basis. A copy of the charter is available on the Company’s website at www.pfsweb.com.
          The Compensation Committee approves, or in some cases recommends, to the Board, remuneration and compensation arrangements involving the Company’s executive officers and other key employees. The current members of the Compensation Committee are Messrs. Murray and Reilly, who are independent as described above. The Compensation Committee also serves as the Stock Option Committee to administer the Company’s employee stock option and purchase plans. The Compensation Committee and Stock Option Committee met a total of three times during the calendar year ended December 31, 2007.
          During fiscal year 2007, no current director or director nominee attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served and which were held during the period of time that such person served on the Board or such committee.
Communicating with the Board of Directors
          Stockholders wishing to communicate with one or more Directors or the Board as a whole may do so in a writing addressed to the Director(s) or the Board and sent to the Corporate Secretary, PFSweb, Inc., 500 North Central Expressway, Suite 500, Plano, TX 75074.
Code of Ethics
          The Board has approved a code of business conduct and ethics in accordance with rules of the SEC and NASD listing standards applicable to all directors, officers and employees, including the chief executive officer, senior financial officers and the principal accounting officer. The code is intended to provide guidance to directors and management to assure compliance with law and promote ethical behavior. Copies of the Company’s code of business conduct and ethics may be found on the Company’s website at www.pfsweb.com.
Compensation Committee Interlocks and Insider Participation
          The current members of the Compensation Committee are Messrs. Murray and Reilly, neither of whom are employees of the Company and both of whom are considered “independent” directors under the applicable NASDAQ rules. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of the directors or Compensation Committee of another company.
Report of the Audit Committee for the Fiscal Year Ended December 31, 2007
          The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.
          The Audit Committee of the Company’s Board of Directors is comprised of three independent directors. The current members of the Audit Committee are Messrs. Reilly, Beatson and Jacobs.
          Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants (“auditors”) are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. The Audit Committee approved the appointment of the Company’s auditors, KPMG LLP for the fiscal year ended December 31, 2007.
          In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent auditors, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services. The Audit Committee considered the independent auditors’ provision of non-audit services in 2007 and determined that the provision of those services is compatible with and does not impair the auditors’ independence.
          The Audit Committee discussed with the Company’s auditors the scope and plans for the independent audit. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed with management and the auditors the Company’s audited financial statements, including the auditor’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the auditors the matters required by Statement on Auditing Standards No. 61 “Communication with Audit Committees.”
          The Audit Committee has received the written disclosures and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the auditors their independence from the Company and its management.
          Based on the Audit Committee’s discussion with management and the auditors and the Audit Committee’s review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the Securities and Exchange Commission.
James F. Reilly
David I. Beatson
Dr. Neil W. Jacobs
Members of the Audit Committee

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
          The Compensation Committee of the Board is responsible for establishing and implementing our compensation philosophy. The Compensation Committee believes that the total compensation paid to our executive officers should be and is fair, reasonable and competitive. Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2007, as well as the other executive officers included in the Summary Compensation Table on page 15, are referred to as the “Named Executive Officers.”
Compensation Philosophy and Objectives
          The Compensation Committee believes that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees and to provide short- and long-term incentive compensation to incentivize executive officers to attain, and to reward executive officers for attaining, established financial goals that are consistent with increasing stockholder value. The Compensation Committee uses a combination of cash bonuses and retention based equity awards as key components in the short- and long-term incentive compensation arrangements for executive officers, including the Named Executive Officers.
          The Compensation Committee’s goal is to maintain compensation programs that are competitive within our industry and geographic market. Each year, the Compensation Committee reviews the executive compensation program with respect to the external competitiveness of the program, the linkage between executive compensation and the creation of stockholder value, and determines what changes, if any, are appropriate.
          In determining the form and amount of compensation payable to Named Executive Officers, the Compensation Committee is guided by the following objectives and principles:
•	Compensation levels should be sufficiently competitive to attract and retain key executives. We aim to ensure that our executive compensation program attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a competitive position in our industry and geographic market. Total compensation (i.e. maximum achievable compensation) should increase with position and responsibility.

•	Compensation should relate directly to performance and incentive compensation should be a portion of total compensation. We aim to foster a pay-for-performance culture, with the bonus portion of total compensation being “at risk.” Accordingly, absent unusual circumstances, any bonus payable as part of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Bonuses should not be granted if these goals and results are not achieved.

•	Long-term incentive compensation should align executives’ interests with our stockholders. Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects, and incentivize executives to manage the company from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.
          Our executive compensation program is designed to reward the achievement of goals regarding growth, productivity and profitability, including such goals as:
•	To assist the Company in achieving and surpassing its internal targets and budgets, including quarterly financial and operating targets.

•	To recruit, motivate and exhibit leadership that aligns employees’ interests with that of our stockholders.

•	To develop business models and systems that seek out strategic opportunities, which benefit us and our stockholders.

•	To implement a culture of compliance and commitment to operate our business with the highest standards of professional conduct and compliance.

Compensation Committee Practices and Procedures
          The Compensation Committee determines and reviews the value and forms of compensation for the Named Executive Officers and other officers based on the Compensation Committee members’ general knowledge and experience and commercially available compensation surveys prepared by third party firms.
          The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee meets as often as it deems necessary or appropriate.
Role of Executive Officers in Compensation Decisions
          The Compensation Committee makes all compensation decisions for all executive officers (which includes the Named Executive Officers). The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity awards to our employees. Our Chief Executive Officer determines the non-equity compensation of management level employees who are not executive officers or officers.
          The Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). Based on these annual reviews, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to annual base salary adjustments and short- and long-term incentive compensation awards for such executive officers. The Compensation Committee then reviews these recommendations and exercises its discretion in whether to accept such recommendations or to modify such recommendations as it deems appropriate. The Compensation Committee annually reviews the performance of the Chief Executive Officer and determines the total compensation, including base salary, cash bonus and long-term equity compensation, for the Chief Executive Officer. The Chief Executive Officer does not participate in such determination.
Setting Executive Compensation
          Based on the foregoing compensation philosophy, the Compensation Committee has structured our annual, short- and long-term compensation to motivate executives to achieve the financial performance objectives we set and to incentivize the executives to achieve and exceed, and to reward the executives for achieving and exceeding, such objectives. To date, the Compensation Committee has not retained the services of human resource consulting firms or similar third party advisors, but it has reviewed commercially available published surveys of executive compensation for comparable companies based on factors such as annual revenue and geographic region.
          The Compensation Committee does not believe that it is appropriate to establish compensation levels based exclusively or primarily on benchmarking to our publicly-traded peers. The Compensation Committee looks to the above described external market data as one of several reference points in reviewing and establishing individual pay components and total compensation and ensuring that our executive compensation is competitive in the marketplace.
          The Compensation Committee annually determines total compensation levels, as well as the individual pay components of the executive officers and officers (including the Named Executive Officers). In making such determinations for 2007, the Compensation Committee reviewed and considered: (1) recommendations of the Chief Executive Officer, based on individual responsibilities and performance, (2) historical compensation, including base compensation and bonuses, paid by the Company since the Company instituted pay cuts in 2003 through the period ending December 31, 2006, (3) commercially available published surveys of executive compensation for comparable companies based on factors such as annual revenue and geographic region, (4) our overall financial performance in achieving or substantially achieving the Company’s budget in light of our future objectives and challenges, and (5) overall effectiveness of the executive compensation program, including the fact that no stock options or other equity compensation had been awarded to the Company’s executive officers or officers (including the Named Executive Officers) during 2006. These factors were considered as a whole and no one factor was more heavily weighted than the other factors. This review resulted in the Committee’s determination to (i) approve an increase in base salaries for 2007 for all executive officers and officers (including the Named Executive Officers, other than the Chief Executive Officer)

of approximately 5.8% over 2006 base salaries and increase the 2007 base salary for the Chief Executive Officer by approximately 5.8% and (ii) approve the issuance of a total of 154,500 stock options to all executive officers and officers (including the Named Executive Officers, other than the Chief Executive Officer) and the issuance of 21,000 stock options to the Chief Executive Officer. The Committee’s determination to authorize the issuance of stock options was made shortly after the filing by the Company of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
          A percentage of total compensation is allocated to incentives as a result of the compensation philosophy discussed above. There is no pre-established policy or target for the allocation between either cash and non-cash or short- and long-term incentive compensation, but the Committee generally considers base salary as the primary component of compensation.
          For 2008, the Compensation Committee adopted a 2008 management bonus plan pursuant to our 2005 Employee Stock and Incentive Plan. Under the terms of the bonus plan, cash bonuses, if any, will be awarded to the Chief Executive Officer and other executive officers, officers and senior management based on, and subject to, the achievement of a specified performance goal. The performance goal shall be for the Company to exceed, on a quarterly basis, the corresponding projected quarterly earnings before interest, taxes, depreciation and amortization (EBITDA) contained in the Company’s annual budget (or, in case of a budgeted operating loss, to reduce the operating loss below the budgeted operating loss).
          Subject to an aggregate annual maximum of $1,100,000, the maximum aggregate amount to be awarded for any quarter shall be equal to the sum of the following: (i) the amount of Excess EBITDA up to $275,000, plus (ii) if the Excess EBITDA exceeds $275,000, the amount of such excess, up to the Cumulative Recapture Pool, plus (iii) if the amount of Excess EBITDA exceeds the amounts determined under the preceding clauses (i) and (ii), an amount equal to ten percent (10%) of such excess. “Excess EBITDA” means, for any quarter, the amount by which the EBITDA for such quarter exceeded the budgeted EBITDA for such quarter; “Cumulative Recapture Pool” means, as of any date, (i) $275,000 for each completed Eligible Quarter prior to such date, minus (ii) the aggregate amount of awards issued under the 2008 Bonus Plan as of such date; and “Eligible Quarter “ means a quarter in which the Company’s EBITDA was not less than 80% of the budgeted EBITDA.
          Following the end of each quarter, the Committee will grant cash bonuses in an aggregate amount to be determined by it, but not to exceed the above limitations, to the Chief Executive Officer and other executive officers, officers and senior management based on the Committee’s determination of the relative contribution of each such person. The adoption of the 2008 Bonus Plan does not restrict the ability of the Compensation Committee to award discretionary bonuses for any quarter in which the performance goal was not achieved.
2007 Executive Officer Compensation Components
     For the year ended December 31, 2007, the principal components of compensation for Named Executive Officers were:
•	base salary;

•	performance-based incentive compensation, including both short-term cash incentive compensation and long term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.
Base Salary
          We provide our Named Executive Officers and other employees with a base salary to compensate them for services rendered during the year. Base salary ranges for Named Executive Officers are determined for each executive officer based on the factors described above, his or her position and level of responsibility and his or her actual performance during the preceding year. Base salaries for each year are typically evaluated annually in the first quarter of such year. Merit-based increases to base salaries for executive officers are based on the Compensation Committee’s assessment of the various factors described above, including the individual’s performance during the preceding year.
Performance-Based Incentive Compensation
          Our 2005 Employee Stock and Incentive Plan provides the Compensation Committee with the flexibility to design cash- and stock-based incentive compensation programs to promote performance and the achievement of our goals and objectives by executive officers and other key employees by allowing them to participate in our long-term growth and profitability. The Compensation Committee believes that providing performance-based incentive compensation is necessary to attract and retain superior executive talent and to align the financial interests of executive officers with those of our stockholders. A portion of each executive officer’s potential aggregate compensation is in the form of incentive compensation. There are two types of performance-based incentive compensation used by the Compensation Committee. The first type is short-term incentive compensation in the form of a potential cash bonus. The second type is long-term incentive compensation in the form of grants of stock options, restricted stock or restricted stock units.
          For 2007, the Company’s Compensation Committee adopted a management bonus plan (the “2007 Bonus Plan”) pursuant to the Company’s 2005 Employee Stock and Incentive Plan. Under the terms of the 2007 Bonus Plan, cash bonuses, were awarded to the Chief Executive Officer and other executive officers and officers based on, and subject to, the achievement of the following performance goal. The performance goal was for the Company to exceed, on a quarterly basis, the corresponding projected quarterly net income contained in the Company’s annual budget (or, in case of a budgeted net loss, to reduce the net loss below the budgeted net loss) (the “Over Budget Amount”). The Over Budget Amount was determined by the Compensation Committee on a quarter-by-quarter basis.
          Under the 2007 Bonus Plan, the total bonus amount for each quarter was the sum of (i) an amount to be determined by the Compensation Committee for such quarter, but not to exceed the lesser of (x) $250,000 or (y) the Over Budget Amount and (ii) if and to the extent the Over Budget Amount exceeded $250,000, ten percent (10%) of such excess.
          Following the end of each quarter, the Compensation Committee could grant cash bonuses in an aggregate amount to be determined by it, but not to exceed the above described total bonus amount for such immediately preceding quarter, to the Chief Executive Officer and other executive officers and officers based on the Compensation Committee’s determination of the relative contribution of each such person. The adoption of the 2007 Bonus Plan did not restrict the ability of the Compensation Committee to award discretionary bonuses for any quarter in which the performance goal was not achieved.
          During the fourth quarter of 2007, based on achieving the performance goal under the 2007 Bonus Plan for the third quarter, the Committee awarded aggregate cash bonuses of $105,000 to the Company’s executive officers and officers (including the Named Executive Officers, other than the Chief Executive Officer) and a cash bonus of $20,000 to the Company’s Chief Executive Officer. In addition, based on the Committee’s consideration of (1) the improvement in the Company’s financial and operating performance during the 2007 fourth quarter and for the full fiscal year 2007, (2) the determination by the Committee in the third quarter not to award the full Bonus Pool Amount under the 2007 Bonus Plan, and (3) the Committee’s compensation objectives of, among other things, seeking to focus management on business performance that creates stockholder value, encouraging innovative approaches to the business of the Company and providing rewards for results, the Committee also awarded discretionary aggregate cash bonuses for 2007 of $106,000 and a cash bonus of $19,000 to the Company’s Chief Executive Officer, which were paid during 2008.
          Long-term incentive compensation for each executive officer consists of awards of stock options based on the executive officer’s level and scope of responsibility. The Compensation Committee is responsible for the granting of all equity-based compensation, including the award dates for each grant, which is determined in its discretion. Stock options typically vest over a three-year period in quarterly installments. An important purpose of the granting of stock options is to retain executive talent and incentivize the executive team to increase stockholder value. During 2007 the Committee approved the issuance of a total of 154,500 stock options to all executive officers and officers (including the Named Executive Officers, other than the Chief Executive Officer) and the issuance of 21,000 stock options to the Chief Executive Officer. The grant of options to the Company’s executive officers and officers, including the Named Executive Officers, was approximately 25% of the total options granted by the Company during 2007. The Committee’s determination to authorize the issuance of stock options was made shortly after the filing by the Company of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
Severance Agreements and Change-In-Control Provisions
          The Company and certain of the Named Executive Officers have entered into agreements more fully described below pursuant to which the Named Executive Officers are entitled to certain severance and other benefits upon termination and/or a change in control. The Compensation Committee believes that such arrangements are appropriate and provide the Named Executive Officers a reasonable package based on the value the officers have created that is ultimately realized by our stockholders. In addition, the change in control protection allows management to focus their attention and energy on our business without any distractions regarding the effects of a change in control. Further, such protections are intended to maximize stockholder value by encouraging management to objectively review any proposed transaction to determine whether such proposal is in the best interest of the stockholders.
Retirement and Other Benefits
          Executive officers are eligible to participate in our 401(k) plan and other benefit programs as described below. The Compensation Committee reviews the overall cost to us of these various programs generally on an annual basis or when changes are proposed. The Compensation Committee believes that the benefits provided by these programs have been important factors in attracting and retaining the overall executive officer group, including the Named Executive Officers.
          Our 401(k) plan provides for employer matching funds of 20 percent of the employee contribution. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers.
          Executive officers also receive benefit of life insurance policies, which provide coverage in varying amounts up to $3.0 million.
          Executive officers are also entitled to participate in the various other group health, term life, employee stock purchase, and similar benefit plans available to all of our employees and on the same terms as such employees.
Perquisites and Other Personal Benefits
          We provide Named Executive Officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.
Tax and Accounting Implications
Deductibility of Executive Compensation
          As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid under our Plan is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
Accounting for Stock-Based Compensation
          Effective January 1, 2006, we began accounting for stock-based payments, including our 2001 Plan, in accordance with the requirements of FASB Statement 123R.

Nonqualified Deferred Compensation
          The American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code changed the tax rules applicable to nonqualified deferred compensation arrangements. While certain of the final regulations have not yet become effective, we believe we are operating our executive compensation arrangements including severance benefits and equity awards in good faith compliance with the statutory provisions that were effective January 1, 2005. We will timely make any necessary modifications to our executive compensation arrangements to comply with Internal Revenue Code section 409A.
COMPENSATION COMMITTEE REPORT
          We have reviewed and discussed with management the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis.” Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
          Respectfully submitted by the Compensation Committee of the Board of Directors,
Timothy M. Murray
James F. Reilly
Members of the Compensation Committee

SUMMARY COMPENSATION TABLE
          The following table sets forth the compensation paid or accrued by the Company to the Company’s Chief Executive Officer and to each of the four most highly compensated executive officers of the Company for services rendered to the Company during the year ended December 31, 2007:

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principle Position	Period	Salary (1)	Bonus (2)	Awards (3)	Compensation (4)	Compensation		Total

Mark C. Layton	2007	$545,546	$19,000	$25,613	$20,000	$38,564	(5)	$648,723
Chairman,	2006	$514,739	15,000	37,623	—	$79,086		$646,448
President, Chief Executive Officer

Steven S. Graham	2007	265,354	19,000	23,608	18,000	9,845	(6)	335,807
Executive Vice	2006	253,462	15,000	37,623	—	19,430		325,515
President — Chief Technology Officer

Michael C. Willoughby	2007	342,892	19,000	28,435	20,000	12,640	(7)	422,967
Executive Vice	2006	290,423	20,000	37,623	—	8,020		356,066
President — Chief Information Officer

Thomas J. Madden	2007	303,277	19,000	25,463	20,000	16,459	(8)	384,199
Executive Vice	2006	273,846	20,000	37,623	—	20,899		352,368
President — Chief Financial Officer

Cindy Almond	2007	199,765	14,000	25,463	12,000	16,947	(9)	268,175
Vice President — Client Services and Secretary

(1)	Salary represents 2007 base salary earnings

(2)	Bonus awards are cash awards which are not non-equity incentive plan awards as defined under the rules of the Securities and Exchange Commission.

(3)	Options granted have a ten year term and generally vest quarterly over three years of continuous service after the date of grant. The values of the options in this column are the expense amounts for grants made in 2007 and prior years which continue to be expensed and recognized for financial statement reporting purposes in fiscal year 2007 in accordance with FAS 123(R) and were estimated using a Black-Scholes pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and the date of expiration. The assumptions used and the resulting weighted average value of stock options granted during 2007 are summarized in Note 5 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007. There can be no assurance that the FAS 123(R) amounts will be realized.

(4)	Represents cash awards paid under the 2007 Bonus Plan described above.

(5)	Represents Other Compensation of $10,644 and Perquisites of $27,920. Other Compensation represents life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Perquisites represent the sum of personal use of automobile expenses, incremental cost of personal travel expenses paid by the Company, which is based on an hourly charge that includes fuel, maintenance and related fees, and income tax preparation.

(6)	Represents Other Compensation of $5,536 and Perquisites of $4,309. Other Compensation represents life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Perquisites represent the sum of personal use of automobile expenses and income tax preparation.

(7)	Represents Other Compensation of $2,484 and Perquisites of $10,156. Other Compensation represents the life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Perquisites represent the sum of personal use of automobile expenses.

(8)	Represents Other Compensation of $2,539 and Perquisites of $13,920. Other Compensation represents the life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Perquisites represent the sum of personal use of automobile expenses and club dues and memberships.

(9)	Represents Other Compensation of $4,941 and Perquisites of $12,006. Other Compensation represents the life insurance premiums paid by the Company for the benefit of the Named Executive Officer. Perquisites represent the sum of personal use of automobile expenses.

2007 GRANTS OF PLAN BASED AWARDS

					All Other Option
					Awards:
		Estimated Future Payouts Under Non-			Number of
		Equity Incentive Plan Awards (2)			Securities	Exercise or Base	Grant Date
	Grant	Threshold ($)	Target ($)	Maximum	Underlying	Price of Option	Fair Value of
Name	Date (1)	(3)	(4)	($)(5)	Options (#)(6)	Awards ($/Sh)	Option Awards (7)

Mark Layton	05/16/07	—	—	$1,000,000	21,000	$0.94	$14,915
Chairman, President, Chief Executive Officer

Thomas J. Madden	05/16/07	—	—	$1,000,000	20,000	$0.94	$14,204
Executive Vice President — Chief Financial Officer

Steven S. Graham	05/16/07	—	—	$1,000,000	7,500	$0.94	$5,327
Executive Vice President — Chief Technology Officer

Michael C. Willoughby	05/16/07	—	—	$1,000,000	40,000	$0.94	$28,409
Executive Vice President — Chief Information Officer

Cindy Almond	05/16/07	—	—	$1,000,000	20,000	$0.94	$14,204
Vice President Client Services and Secretary

(1)	Date of grant of stock option under the Company’s 2005 Employee Stock and Incentive Plan.

(2)	The information reported under this column is reported in respect of the 2007 Bonus Plan described above. The amounts actually paid to the Named Executive Officers under the 2007 Bonus Plan are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Compensation.”

(3)	“Threshold” refers to the minimum amount payable for a certain level of performance under the 2007 Bonus Plan. Under the 2007 Bonus Plan, there was no minimum amount payable for achieving the stated performance goal.

(4)	“Target” refers to the amount payable if the specified performance targets are reached. Under the 2007 Bonus Plan, no specific amount was payable if the performance goal is achieved. The specific amount payable to each executive officer and officer, including the Named Executive Officers, was determined quarterly by the Compensation Committee.

(5)	“Maximum” refers to the maximum payout possible under the 2007 Bonus Plan. Under the 2007 Bonus Plan, the maximum amount payable to all executive officers and officers as a group, including the Named Executive Officers was $1,000,000 ($250,000 per quarter), plus ten percent of the amount by which the Company’s actual net income (or loss) exceeded the Company’s budgeted net income (or loss), determined quarterly. The specific amount payable to each executive officer and officer, including the Named Executive Officers, was determined quarterly by the Compensation Committee.

(6)	Represents number of stock options issued under the Company’s 2005 Employee Stock and Incentive Plan. Options granted under the Plan have a ten year term and vest quarterly over three years of continuous service after the date of grant.

(7)	Represents the grant date fair value of $0.71 per stock option award estimated using the Black-Scholes option valuation model. This valuation is in accordance with the accounting valuation recognized under FAS 123(R).

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR END

		Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options	Option	Exercise	Expiration
Name	Grant Date	(# Exercisable)	(# Unexercisable)	Price ($)	Date
Mark C. Layton	8/15/2000	50,000	—	$1.92	8/14/2010
	12/5/2001	594,056	—	$0.91	12/4/2011
	4/11/2003	82,000	—	$0.39	4/10/2013
	3/29/2004	43,000	—	$1.61	3/28/2014
	4/5/2005	30,000	6,000	$2.57	4/4/2015
	5/16/2007	3,500	17,500	$0.94	5/15/2017

Steven S. Graham	8/15/2000	35,000	—	$1.92	8/14/2010
	12/5/2001	587,449	—	$0.91	12/4/2011
	1/25/2002	15,000	—	$0.84	1/24/2012
	4/11/2003	82,000	—	$0.39	4/10/2013
	3/29/2004	43,000	—	$1.61	3/28/2014
	4/5/2005	30,000	6,000	$2.57	4/4/2015
	5/16/2007	1,250	6,250	$0.94	5/15/2017

Michael C. Willoughby	8/15/2000	35,000	—	$1.92	8/14/2010
	1/25/2002	40,000	—	$0.84	1/24/2012
	4/11/2003	82,000	—	$0.39	4/10/2013
	3/29/2004	43,000	—	$1.61	3/28/2014
	4/5/2005	30,000	6,000	$2.57	4/4/2015
	5/16/2007	6,667	33,333	$0.94	5/15/2017

Thomas J. Madden	8/15/2000	35,000	—	$1.92	8/14/2010
	12/5/2001	344,673	—	$0.91	12/4/2011
	1/25/2002	15,000	—	$0.84	1/24/2012
	4/11/2003	82,000	—	$0.39	4/10/2013
	3/29/2004	43,000	—	$1.61	3/28/2014
	4/5/2005	30,000	6,000	$2.57	4/4/2015
	5/16/2007	3,333	16,667	$0.94	5/15/2017

Cindy Almond	8/15/2000	30,000	—	$1.92	8/14/2010
	12/5/2001	33,618	—	$0.91	12/4/2011
	1/25/2002	63,000	—	$0.84	1/24/2012
	4/11/2003	60,000	—	$0.39	4/10/2013
	3/29/2004	43,000	—	$1.61	3/28/2014
	4/5/2005	30,000	6,000	$2.57	4/4/2015
	5/16/2007	3,333	16,667	$0.94	5/15/2017

(1)	The Options Awards listed above are generally subject to a quarterly vesting schedule over a three-year period commencing on the date of grant.
      EMPLOYMENT, CHANGE OF CONTROL AND TERMINATION ARRANGEMENTS FOR EXECUTIVES
          The Company and certain of the named executive officers have entered into Change in Control and Severance Agreements. Under these agreements, and in consideration of certain commitments of the officer to continue employment, upon the occurrence of a change in control, all unvested options held by the officer immediately vest and become exercisable. During the two year period following a change in control (whenever occurring), if the employment of the officer is terminated (other than for cause, death, disability or retirement), or if there is a material adverse change in the officer’s responsibilities, compensation or benefits to which the officer does not consent, then, in each case, the officer is entitled to receive from the Company (1) all salary and bonus amounts accrued through the date of termination, (2) a severance payment equal to twice the officer’s salary and bonus amount (which is defined as the greater of (i) the highest annual incentive bonus earned by the executive during the last three completed fiscal years or (ii) the executive’s then target bonus, if any) and (3) continuation for two years of all employee benefits (unless otherwise provided by a subsequent employer). If applicable, the officer is also entitled to receive an additional payment to compensate the officer for any additional excise tax liability arising by reason of the receipt of such severance or bonus payment. The agreement terminates upon the voluntary resignation or termination of employment by the officer.
          The Company and certain of the executive officers named above have also entered into Executive Severance Agreements. Under these agreements, and in consideration for, among other things, the agreement by the executive to be bound by a restrictive covenant, in the event of the termination of the employment of the executive other than for cause (including a material adverse change in the officer’s responsibilities or the failure to re-nominate to the Board of Directors any executive also serving on the Board), the executive is entitled to a severance payment, based on the executive’s years of service, up to a maximum of twice the executive’s salary and the bonus, if any, that the executive would have received for such fiscal year (based upon the executive’s targeted bonus amount and the Company’s actual results for such fiscal year), payable in monthly installments over a period not to exceed two years (based on the executive’s years of service) In addition, in the event of termination without cause, the executive is entitled to a continuation of benefits and to the accelerated vesting of all options then held by the executive. The severance payment and benefits are reduced by any compensation or benefits received by the executive from any subsequent employer.
          The following sets forth the estimated amounts payable under the foregoing agreements assuming that all relevant triggering events thereunder were effective as of December 31, 2007.

		Without Cause or	Voluntary or
Name and		Qualifying	For
Principle Position	Potential Executive Benefits and Payments	Termination	Cause Termination

Mark C. Layton	Base Salary (1)	$1,102,630	$—
Chairman, President, Chief	Bonus Payable (2)	78,000	—
Executive Officer	Medical & Life Insurance Benefits (3)	61,008	—
	Automobile Benefits (4)	54,557	—
	Club Dues (5)	73,861	—
	Base Salary accrued but not paid (6)	24,167	24,167
	Bonus accrued but not paid (7)	19,000	19,000
	Income Tax Preparation (8)	11,100	—

	Total Severance	$1,424,323	$43,167

Steven S. Graham	Base Salary (1)	$532,630	$—
Executive Vice President —	Bonus Payable (2)	74,000	—
Chief Technology	Medical & Life Insurance Benefits (3)	50,793	—
Officer	Automobile Benefits (4)	25,265	—
	Base Salary accrued but not paid (6)	11,674	11,674
	Bonus accrued but not paid (7)	19,000	19,000
	Income Tax Preparation (8)	2,400	—

	Total Severance	$715,762	$30,674

Michael C. Willoughby	Base Salary (1)	$658,630	$—
Executive Vice President —	Bonus Payable (2)	78,000	—
Chief Information	Medical & Life Insurance Benefits (3)	44,688	—
Officer	Automobile Benefits (4)	30,408	—
	Base Salary accrued but not paid (6)	14,436	14,436
	Bonus accrued but not paid (7)	19,000	19,000

	Total Severance	$845,162	$33,436

Thomas J. Madden	Base Salary (1)	$614,630	$—
Executive Vice President —	Bonus Payable (2)	78,000	—
Chief Financial Officer	Medical & Life Insurance Benefits (3)	44,798	—
	Automobile Benefits (4)	26,984	—
	Club Dues (5)	15,328	—
	Base Salary accrued but not paid (6)	13,471	13,471
	Bonus accrued but not paid (7)	19,000	19,000

	Total Severance	$812,211	$32,471

(1)	Base salary is a maximum of two times the base salary being earned as of December 31, 2007

(2)	Bonus payable is a maximum of two times the amount of bonus earned as of December 31, 2007

(3)	Represents a maximum of two years worth of COBRA health, dental and life insurance premiums as incurred by each executive

(4)	Includes a maximum of two years of automobile related expenses as incurred by each executive

(5)	Represents a maximum of two years worth of club dues and memberships as incurred by each executive

(6)	Represents the amount of salary payable as of December 31, 2007

(7)	Represents the amount of bonus payable as of December 31, 2007

(8)	Represents the amount of income tax preparation fees paid as of December 31, 2007.
2007 DIRECTOR COMPENSATION
     The following table sets forth the compensation earned by non-employee Directors for their service on the Board of Directors and its committees, as applicable, during the year ended December 31, 2007:

	Fees Earned or	Option
	Paid in Cash	Awards (1)		Total

David I. Beatson	$29,000	$11,795	(2)	$40,795
James F. Reilly	29,000	11,795	(3)	$40,795
Dr. Neil W. Jacobs	25,000	14,541	(4)	$39,541
Timothy M. Murray	20,000	11,795	(5)	$31,795

(1)	The values of the options in this column are the expense amounts for grants made in 2007 and prior years which continue to be expensed and recognized for financial statement reporting purposes in fiscal year 2007 in accordance with FAS 123(R) and were estimated using a Black-Scholes pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and the date of expiration. The assumptions used and the resulting weighted average value of stock options granted during 2007 are summarized in Note 5 to the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007. There can be no assurance that the FAS 123(R) amounts will be realized.

(2)	Mr. Beatson had 95,000 options outstanding as of December 31, 2007.

(3)	Mr. Reilly had 85,000 options outstanding as of December 31, 2007.

(4)	Dr. Jacobs had 95,000 options outstanding as of December 31, 2007.

(5)	Mr. Murray had 156,167 options outstanding as of December 31, 2007.
          In June 1999 the Company adopted a Non-Employee Director Stock Option and Retainer Plan (the “Non-Employee Director Plan”). As of the date of the adoption of the Non-Employee Director Plan, each then non-employee director received an option to purchase 35,000 shares of common stock. As amended in June 2007, the Non-Employee Director Plan also provides for the issuance to each non-employee director of options to purchase 20,000 shares of common stock as of the date of each annual meeting of stockholders. During calendar year 2007, each non-employee director received an option to purchase 20,000 shares of common stock with an exercise price of $0.95 per share. In addition, currently, non-employee directors receive an annual retainer fee of $10,000, payable quarterly, a director meeting fee of $2,500 for each board meeting attended and a committee meeting fee of $1,500 for each quarterly Audit Committee meeting attended and also receive fees for participation in certain periodic conference calls. The Non-Employee Director Plan permits the payment of such non-employee director retainer fees in shares of Common Stock in lieu of cash.
          All options to be issued to non-employee directors under the Non-Employee Director Plan are non-qualified options for federal income tax purposes and have an exercise price equal to the fair market value of a share of common stock as of the date of the annual meeting upon which such option is granted. All options have a ten-year term and are subject to a one-year vesting schedule.
          Generally, unless the Non-Employee Director Plan administrator otherwise provides, options are non-transferable other than by will or the laws of descent and distribution. At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Company’s common stock, the Non-Employee Director Plan administrator will make appropriate adjustments to the exercise price, number and kind of shares to be issued under the Non-Employee Director Plan and any outstanding options. Unless terminated earlier, the Non-Employee Director Plan will terminate ten years from its adoption, and no stock options will be granted after the Non-Employee Director Plan terminates. The Board of Directors has the authority to amend, modify, suspend or terminate the Non-Employee Director Plan at any time.

          Directors who are also employees of the Company or any of its subsidiaries receive no remuneration for serving as directors or Committee members.
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth as of April 16, 2008, certain information regarding the beneficial ownership of the Company’s Common Stock by (i) each person who is known to the Company to beneficially own more than 5% of the Common Stock, (ii) each of the Directors and named executive officers of the Company individually and (iii) the Directors and executive officers of the Company as a group. The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as such, also includes shares acquirable within 60 days. Unless otherwise indicated, the stockholders identified in this table have sole voting and investment power with respect to the shares owned of record by them.

	Number
Name and Address of Beneficial Owner	of Shares	Percent (1)

Austin W. Marxe and David M. Greenhouse (2) 527 Madison Avenue, Suite 2600 New York, NY 10022	6,984,278	15.0%
Mark C. Layton (3)	1,410,349	3.0%
Steven S. Graham (3)	862,975	1.8%
Thomas J. Madden (3)	668,953	1.4%
Timothy M. Murray (3)	242,256	*
Michael C. Willoughby (3)	251,278	*
Cindy Almond (3)	273,535	*
James F. Reilly (3)	171,405	*
Dr. Neil W. Jacobs (3)	115,312	*
David I. Beatson (3)	95,000	*
All directors and executive officers as a group (9 persons) (4)	4,091,063	8.23%

*	Represents less than 1%

(1)	This table is based on 46,579,564 shares of Common Stock outstanding on April 16, 2008.

(2)	Based on a February 13, 2008 Schedule 13G joint filing by Austin W. Marxe (“Marxe”) and David M. Greenhouse (“Greenhouse”). Marxe and Greenhouse share sole voting and investment power over 1,090,869 common shares owned by Special Situations Cayman Fund, L.P., 438,015 common shares owned by Special Situations Fund III, L.P., 3,904,755 common shares owned by Special Situations Fund III QP, L.P., 1,550,639 common shares owned by Special Situations Private Equity Fund, L.P.

(3)	Includes the following outstanding options to purchase the specified number of shares of Common Stock, which are fully vested and exercisable: Mark C. Layton — 812,056; Steven S. Graham — 800,949; Thomas J. Madden — 562,340; Timothy M. Murray — 156,167; Michael C. Willoughby — 249,333; Cindy Almond — 272,285; James F. Reilly — 85,000; Dr. Neil W. Jacobs — 95,000 and David I. Beatson — 95,000.

(4)	Includes outstanding options to purchase 3,128,130 shares of Common Stock, which are fully vested and exercisable.

PERFORMANCE GRAPH
     The following graph displays the cumulative total return to stockholders of our Common Stock since December 31, 2002, compared to the cumulative total return for the Total Return Index for The Nasdaq Stock Market (U.S.) and the Russell 2000 Index. The graph assumes a $100 investment in the Company’s Common Stock and in each of the above mentioned indices. The Russell 2000 Index is an index of companies with market capitalizations similar to the Company. The Company’s management believes that an index of companies with similar market capitalizations provides a reasonable basis for comparing total stockholder returns.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among PFSWeb Inc., The NASDAQ Composite Index
And The Russell 2000 Index

*	$100 invested on 12/31/02 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	12/02	12/03	12/04	12/05	12/06	12/07
PFSWEB, INC.	100.00	380.95	675.95	292.86	261.90	297.64
NASDAQ STOCK MARKET (U.S.)	100.00	149.75	164.64	168.60	187.83	205.22
RUSSELL 2000	100.00	147.25	174.24	182.18	215.64	212.26

ITEM 2
AUTHORIZATION OF REVERSE STOCK SPLIT
General
          As of April 16, 2008, there were 46,579,564 shares of our common stock outstanding and the per share closing price of our common stock on that date was $0.98. To reduce the number of shares of common stock outstanding, the Board has unanimously adopted a resolution approving and recommending to the stockholders for their approval an amendment to Article Four of our restated certificate of incorporation authorizing a reverse split of the outstanding shares of our common stock on the basis of one post-split share for up to each presently outstanding six shares. This means that if the reverse split is effected you will be deemed to hold one share of PFSweb common stock for up to every six shares that you currently hold, depending upon the ratio selected by the Board.
          Whether to actually effect the reverse stock split and the exact ratio of the reverse stock split will be determined by our Board at its discretion based on the prevailing market conditions and the Board’s judgment as to the best course of action for the Company and its stockholders. We are asking you to approve an amendment to the restated certificate of incorporation with the ratio for the reverse stock split to be in the range from no change to up to six shares, and with the Board having the authority to give its final approval to a specific ratio. By approving the proposed reverse stock split, you will be authorizing the Board of Directors to:
•	determine the exact ratio of the reverse split so long as it is between no change and up to one-for-six; and

•	implement the reverse stock split at any time before June 12, 2009; or

•	abandon the reverse stock split at any time prior to that date.
          If the amendment to effect the reverse stock split has not been filed with the Delaware Secretary of State by the close of business on June 12, 2009, the Board of Directors will either re-solicit stockholder approval or abandon the reverse stock split. Even if the reverse split proposal is approved, the Board may decide not to effect the reverse split if it determines that it is in the best interests of the Company and its stockholders.
          If our stockholders approve the reverse stock split proposal and the Board decides to implement the reverse stock split, we will file an Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware through which the number of our shares of common stock issued and outstanding, including treasury shares, will be reduced proportionately based upon a ratio of between greater than one and up to six, as determined by the Board. The reverse stock split, if implemented, would not change the number of authorized shares of common stock or preferred stock or the par value of our common stock or preferred stock. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding after the reverse stock split as such stockholder did immediately prior to the split.
Purposes of the Reverse Stock Split
          The purpose of implementing a reverse stock split would be to attempt to increase the per share trading value of our common stock. Our Board intends to effect the proposed reverse stock split only if the implementation of a reverse stock split is determined by the Board to be in the best interest of the Company and its stockholders. If the trading price of our common stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.
          Our common stock currently trades on the Nasdaq Capital Market under the symbol “PFSW.” The Nasdaq Capital Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that the Company’s common stock has a minimum bid price that is greater than or equal to $1.00 per share.
          On April 7, 2008, we received a Nasdaq Staff Deficiency Letter indicating that, based on a review of the Company’s closing bid price for the previous 30 business days, we were not in compliance with the minimum $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market under Marketplace Rule 4310(c)(4) (the “Rule”). This notification has no effect on the listing of the Company’s common stock at this time.
          In accordance with Marketplace Rule 4310(c)(8)(D), we have been afforded a 180-day grace period in order to achieve compliance through achieving or exceeding the $1 minimum bid price requirement for 10 consecutive business days. As of May ___, 2008, we have not satisfied this requirement. If compliance with the Rule cannot be demonstrated within the 180 day period, Nasdaq will determine whether we meet the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the minimum bid price requirement. If we meet the initial listing criteria, Nasdaq will notify us that we have been granted an additional 180 calendar day compliance period.
          Consequently, we believe that approval of this proposal would provide the Board with the ability to meet the continued listing standard in the future, to the extent that our common stock price would not otherwise meet the minimum requirement.
          We also believe that a number of institutional investors and investment funds are reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we may be able to raise our common stock price to a level where our common stock would be viewed more favorably by potential investors.
          Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price after a reverse stock split should reduce this concern.
          The combination of lower transaction costs and increased interest from institutional investors and investment funds could have the effect of improving the trading liquidity of our common stock.
          The Board believes that stockholder approval of a range of exchange ratios of up to a maximum of six for one (rather than a single exchange ratio) provides the Board with the flexibility to achieve the desired results of a reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the stockholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio from among the range described in this Proxy Statement. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the proposal is approved by stockholders, and the Board determines to implement a reverse stock split, we would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the Board selects.
          You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of the Company’s business or your proportional ownership in the Company. You should also consider that in many cases, the market price of a company’s shares declines after a reverse stock split.
Certain Risks Associated with the Reverse Stock Split
There can be no assurance that the total market capitalization of our common stock (the aggregate value of all the Company common stock at the then market price) after the implementation of a reverse stock split will be equal to or greater than the total market capitalization before a reverse stock split or that the per share market price of our common stock following a reverse stock split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the reverse stock split.
          There can be no assurance that the market price per new share of our common stock after a reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before a reverse stock split. For example, based on the closing price of our common stock on May 1, 2008 of $0.91 per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-6, we cannot assure you that the post-split market price of our common stock would be $5.46 (that is, $0.91 × 6) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split.

          Accordingly, the total market capitalization of our common stock after a reverse stock split when and if implemented may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of our common stock following a reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.
If a reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.
          While the Board believes that a higher stock price may help generate investor interest, there can be no assurance that a reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.
A decline in the market price of our common stock after a reverse stock split is implemented may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.
          If a reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.
Principal Effects of the Reverse Stock Split
          If approved and implemented, the principal effects of a reverse stock split would include the following:
•	depending on the ratio for the reverse stock split selected by the Board, the number of shares of common stock that you own will be reduced proportionately (for example, if the Board selects the maximum ratio of six for one, each six shares of our common stock that you own will be combined into one new share of common stock);

•	the number of shares of common stock issued and outstanding will be reduced proportionately based on the ratio selected by the Board;

•	appropriate adjustments will be made to our outstanding stock options and warrants to maintain the economic value of the option or warrant; and

•	the number of shares reserved for issuance under our stock option and stock purchase plans will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the plans).
          The common stock resulting from a reverse stock split will remain fully paid and non-assessable. A reverse stock split will not affect the public registration of the common stock under the Securities Exchange Act of 1934.
          A reverse stock split would not, by itself, affect our assets or business prospects. Also, if approved and implemented, a reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential effects are outweighed by the benefits of a reverse stock split.
Fractional Shares
          No fractional certificates will be issued in connection with a reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the number selected by the Board for a reverse stock split ratio will be entitled, upon surrender of any certificate(s)

representing such shares, to a cash payment in lieu thereof. We would arrange for a third party to aggregate the fractional shares of registered stockholders, sell them in the open market and deliver the proceeds to those stockholders. We will pay any brokerage commissions in connection with that sale.
          Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares.
Accounting Matters
          The par value of the common stock will remain at $.001 per share after a reverse stock split. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock would be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we would restate net income or loss and other per share amounts for periods ending before a reverse stock split to give retroactive effect to the reverse stock split.
Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates
          If stockholders approve the proposal and the Board decides to implement a reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our Amended and Restated Certificate of Incorporation. A reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.
          Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect a reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing a reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.
          Following any reverse stock split, stockholders holding physical certificates will be required to exchange those certificates for new certificates and a cash payment in lieu of any fractional shares, and we expect that the common stock would receive a new CUSIP number.
          If a reverse stock split is implemented, BNY Mellon Shareowner Services, our transfer agent, will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.
Certain Federal Income Tax Consequences
          The following is a summary of the material U.S. federal income tax consequences of a reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split (the “old shares”) were, and the new shares received will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment).
          Subject to the discussion below concerning the treatment of the receipt of cash payments instead of fractional shares, we believe that the material U.S. federal income tax consequences of a reverse stock split would be as follows:
•	The Company will not recognize any gain or loss as a result of the reverse stock split.

•	You will not recognize any gain or loss as a result of the reverse stock split, except with respect to cash received instead of fractional shares.

•	The aggregate adjusted basis of the shares of each class of our common stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split, reduced by any tax basis attributable to a fractional share.

•	Your holding period for the common stock you continue to hold after the reverse stock split will include your holding period for the common stock you held immediately prior to the reverse stock split.
          In general, if you receive cash instead of a fractional share of our common stock, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our common stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.
          Our beliefs regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the reverse stock split.
Vote Required
          The affirmative vote of majority of the outstanding shares of our common stock is required for approval of this proposal.
          The Board unanimously recommends a vote FOR the approval of the Reverse Stock Split Proposal.
ITEM 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
          The Company has appointed Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008. Ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors will require the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In the event shareholders do not ratify the appointment of Grant Thornton LLP as the Company’s independent auditors, such appointment may be reconsidered by the Audit Committee and the Board of Directors. Representatives of Grant Thornton LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
          The Board of Directors of the Company recommends a vote FOR ratification of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.
          For the fiscal year ended December 31, 2007, the Company’s independent auditors were KPMG, LLP. Effective April 29, 2008, the Company, pursuant to the approval of the Company’s Audit Committee, dismissed KPMG LLP as the Company’s independent registered public accounting firm and effective April 29, 2008, engaged Grant Thornton LLP as the Company’s independent registered public accounting firm.
          The reports of KPMG LLP on the Company’s financial statements for the years ended December 31, 2006 and 2007 do not contain an adverse opinion or a disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows: KPMG LLP’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2006 and 2007 contained the following paragraph: As discussed in Note 2 to the consolidated financial statements, during 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment.
          During the years ended December 31, 2006 and 2007 and through April 29, 2008, there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with its audit report on the Company’s financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 2, 2007, reported a material weakness related to fraudulent credit card activity in the Company’s internal control over financial reporting as of June 30, 2006 and stated that as of such date the Company’s policies and procedures did not provide for an effective review of fraudulent credit card activity.
          During the years ended December 31, 2006 and December 31, 2007 and through April 29, 2008, the Company did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
          The Company has provided KPMG LLP with a copy of its Current Report on Form 8-K filed on May 2, 2008 and requested that KPMG LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company herein and, if not, stating the respects in which it does not agree. The letter from KPMG LLP to the Securities and Exchange Commission dated as of May 2, 2008 was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on May 2, 2008.
          Representatives of KPMG LLP are not expected to be present at the Annual Meeting.
Fees billed to the Company by KPMG LLP for the years 2007 and 2006
The following table sets forth (i) the aggregate fees billed by the firm relating to the audit of the 2007 and 2006 consolidated financial statements and (ii) the fees for other professional services billed by KPMG LLP in connection with services rendered during the previous two fiscal years.

Fee Type	2007	2006
Audit fees (a)	$422,000	$634,000
Audit-related fees (b)	53,000	80,000
Tax fees (c)	196,000	118,000

(a)	Includes fees for professional services rendered in connection with the audit of the annual financial statements, reviews of the quarterly financial statements and fees paid for the audit of the Company’s subsidiary, Supplies

Distributors, to satisfy requirements of its senior debt agreements and services rendered in connection with our S-3 filing dated July 14, 2006.

(b)	Consists of aggregate fees billed for assurance services provided in connection with reports on certain internal controls under Statement of Auditing Standards No. 70.

(c)	Includes fees paid for tax compliance, tax advice and related tax services.
          All of the fees listed in the chart above were pre-approved by the Audit Committee, which concluded that the provisions of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.
Policy on Audit Committee Pre Approval of Audit and Permissible Non Audit Services of Independent Registered Public Accountants
          The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case by case basis. During 2006 and 2007, all audit, non-audit and tax services provided by KPMG LLP were pre-approved by the Audit Committee in accordance with this policy.
GENERAL INFORMATION
Voting Procedures
          All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by written ballot. One or more inspectors of election will be appointed, among other things, to determine the number of shares outstanding and the voting power of each, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes or ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result.
Admission to Annual Meeting
          Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. and each shareholder may be asked to present valid picture identification such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
Stockholder Proposals for the 2009 Annual Meeting
          A stockholder desiring to submit an otherwise eligible proposal for inclusion in the Company’s proxy statement for the 2009 annual meeting of stockholders of the Company must deliver the proposal so that it is received by the Company no later than 90 days prior to the anniversary of the date of this Proxy Statement. The Company requests that all such proposals be addressed to the Company’s Secretary at the Company’s principal executive offices, 500 North Central Expressway, Suite 500, Plano, Texas 75074, and mailed by certified mail, return-receipt requested.
Compliance with Certain Reporting Obligations
          Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and controlling stockholders to file initial reports of ownership and reports of changes of ownership of the Company’s Common Stock with the Securities and Exchange Commission and the Company. To the Company’s knowledge, all reports required to be so filed were filed in accordance with the provisions of said Section 16(a).

Financial and Other Information
          The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is being sent to stockholders of record as of the Record Date together with this Proxy Statement.
OTHER MATTERS
          The Board of Directors knows of no matters other than those described in this Proxy Statement that are likely to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their best judgment.
By Order of the Board of Directors,
Cindy Almond
Secretary
Plano, Texas
May __, 2008